UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE FINOVA GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The FINOVA® Group Inc.

4800 N. Scottsdale Road

Scottsdale, Arizona 85251-7623

NOTICE OF ANNUAL SHAREHOLDERS MEETING

April 7, 2004

To the Holders of Common Stock of

The FINOVA Group Inc.

We will hold the Annual Shareholders Meeting of The FINOVA Group Inc. (“FINOVA”) at the offices of Credit Suisse First Boston, 11 Madison Avenue, Level 2B Auditorium, New York, New York 10010, on Wednesday, May 12, 2004 at 1:00 p.m., Eastern Daylight Savings Time. The meeting’s purpose is to:

1.	Elect 7 directors; and

2.	Consider any other matters that properly come before the meeting and any adjournments.

Only shareholders of record of common stock at the OPENING of business, 8:00 a.m., EST, on March 15, 2003 are entitled to receive notice of and to vote at the meeting.

We have enclosed our 2003 annual report to shareholders, including financial statements, and the proxy statement with this notice of annual meeting.

To assure your representation at the meeting, please vote. For your convenience, and to help reduce expenses, you may vote through the telephone or the internet, as explained on the enclosed proxy card. Alternatively, you can complete, sign and mail the enclosed proxy. We have enclosed a return envelope for that purpose, which requires no postage if mailed in the United States, if you choose to vote by mail. Your proxy is being solicited by the Board of Directors. We urge you vote as soon as possible.

Richard Lieberman

Senior Vice President

General Counsel and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

The FINOVA® Group Inc.

4800 N. Scottsdale Road

Scottsdale, Arizona 85251-7623

ANNUAL SHAREHOLDERS MEETING

PROXY STATEMENT

	Annual Meeting:	May 12, 2004 1:00 p.m., EDST	Credit Suisse First Boston 11 Madison Avenue, Level 2B Auditorium New York, New York 10010

	Record Date:	8:00 a.m., EST, March 15, 2003. If you were a shareholder at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes. At the record date, there were 122,041,162 shares of our common stock outstanding.

	Agenda:	1. Elect 7 directors.

2. Any other proper business.

We will follow your voting instructions. If none, we will vote signed proxies for the nominees.	Proxies:	Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “for” the Board’s nominees. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy holders will vote for a person whom they believe will carry on our present policies.

	Proxies Solicited By:	The Board of Directors.

	First Mailing Date:	We anticipate first mailing this proxy statement on April 12, 2004.

	Revoking Your Proxy:	You may revoke your proxy before it is voted at the meeting. To revoke, follow the procedures listed on page 13 under “Voting Procedures/Revoking Your Proxy.”

	Independent Auditors:	A representative of our independent auditors, Ernst & Young, LLP, is expected to be present at the meeting. The representative will have the opportunity to make a statement, if desired, and is expected to be available to respond to appropriate questions from our shareholders.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

(1)	The Human Resources and Audit Committee reports, the performance graph and discussion regarding the independence of the Audit Committee members shall not be “soliciting material’ or filed with the SEC. Those items will not be incorporated by reference into any present or future filings we make with the SEC, even if those reports incorporate all or any part of this proxy statement.

PROPOSAL ONE: ELECTION OF DIRECTORS

Board Structure:	The Board currently has 7 members. Directors serve for one-year terms.

BOARD NOMINEES We urge you to vote for these nominees.	Shareholders will elect 7 directors this year. The Board’s nominees are listed below. We urge you to vote for Messrs. Boland, Cumming, Durham, Mara, Morgan, Smith and Steinberg.

Thomas F. Boland:	A Managing Director of Seneca Financial Group, Inc. (an investment bank specializing in financial restructuring advisory services) since 2001. Prior to that, a Managing Director for Citigroup, Inc. in charge of Japan, Europe and North America Credit and Operating Risk Management from 1999 to 2001. Prior to that, a Senior Risk Manager for Citibank’s Global Relationship Bank. Chairman of the Board of Shuttle, Inc. from 1992 to 1997. Mr. Boland has been designated to serve on the Board by the creditors’ committee in our reorganization proceedings, as discussed more fully below. Board member since August 2001. Age 60.

Ian M. Cumming:	Chairman of the Board of FINOVA since August 2001. Also Chairman of the Board of Leucadia National Corporation (“Leucadia”) since 1978. Director of MK Gold Company (an international mining company) (“MK Gold”), a consolidated subsidiary of Leucadia. Also a director of Skywest, Inc. (a Utah-based regional air carrier), HomeFed Corporation (“HomeFed”) (a publicly held real estate development company). Board member since August 2001. Age 62.

G. Robert Durham:	Former Chairman of FINOVA from February to August 2001. Retired Chairman and Chief Executive Officer of Walters Industries, Inc. (a homebuilding and financing, building materials, natural resources and industrial manufacturing company) since 1996. He served as Chairman and Chief Executive Officer from 1991 to 1996. Former Chairman, President and Chief Executive Officer of Phelps Dodge Corporation (a mining company). Director of The MONY Group Inc. and MK Gold. Board member since 1992. Age 75.

Thomas E. Mara:	Chief Executive Officer of FINOVA since September 2002. Executive Vice President of Leucadia since 1980 and Treasurer since 1993. Director of MK Gold. Board member since September 2002. Age 58.

R. Gregory Morgan:	A partner in the law firm of Munger, Tolles & Olson LLP, where he has practiced law since 1981. Board member since August 2001. Age 50.

Kenneth R. Smith:	Eller Distinguished Service Professor of Economics since 1980, Dean of the Karl Eller Graduate School of Management and the College of Business and Public Administration from 1980 to 1995, and Vice Provost from 1992 to 1995 of The University of Arizona. Chairman since 1996 and director since 1990 of Apache Nitrogen Products, Inc. Former director of Southwest Gas Corporation. Board member since 1992. Age 61.

Joseph S. Steinberg:	President of FINOVA since August 2001. A director of Leucadia since 1978 and President of Leucadia since 1979. Also, Chairman of the Board of HomeFed and a director of MK Gold, Jordan Industries, Inc. (a public company, which owns and manages manufacturing companies), and White Mountains Insurance Group, Ltd. (a publicly held insurance holding company). Board member since August 2001. Age 60.

BOARD INFORMATION

Board Organization:	The Board is comprised of 7 directors, each of which is elected annually. As required by FINOVA’s Plan of Reorganization, our Bylaws provide that the Board will renominate for election Mr. Boland or another director recommended by a majority of the holders of our senior secured notes, as long as at least $500 million of those notes remain outstanding.Pursuant to that authority, the Board has renominated Mr. Boland. Directors are to be elected for one-year terms, or until their successors are elected.

Board meetings.	In 2003, the Board held 4 Board and 7 committee meetings, and considered a number of matters by unanimous consent of the Board or committee. Each director attended and is expected to attend at least 75% of his Board and committee Meetings: The Board’s policy is to encourage each director to attend the annual meeting of shareholders. Each director attended the 2003 annual meeting.

Board Committees:	The Executive Committee exercises all the powers of the Board when the Board is not in session, except as limited by law. The Executive Committee held no meetings last year. Members: Messrs. Cumming (Chairman), Mara and Steinberg.

-	The Audit Committee is comprised of non-employee, non-Leucadia directors. The Board has adopted a written charter for the Committee, which is included as an exhibit to this year’s SEC Annual Report on 10-K. The Committee appoints the Company’s independent auditors. It also reviews audit reports and plans, accounting policies, financial statements, internal audit reports, internal controls, audit fees and certain other expenses. It supervises our corporate compliance program and the ethics committee. The Audit Committee has authority to engage counsel and other experts in its discretion. The Audit Committee held 5 meetings in 2003. Members: Messrs. Morgan (Chairman), Boland and Smith.

The Committee has implemented policies requiring pre-approval of non-audit services. Those policies appear in Appendix A to this Proxy Statement.

In their opinion and that of the Board, two of our members qualify as “audit committee financial experts,” pursuant to SEC rules. Those members are Messrs. Boland and Smith.

The Human Resources Committee exercises authority as delegated by the Board regarding the compensation of executives. The Board delegated to the Chief Executive Officer and the Chief Operating Officer the authority to set compensation for non-executive officers and compensation other than salaries for executive officers, subject to the committee’s supervision. It held 1 meeting in 2003. Members: Messrs. Smith (Chairman), Mara and Steinberg.

Special Committee. The Special Committee, which is comprised of the non-management and non-Berkadia-related directors, advises the Board with respect to potential transactions in the Company’s debt securities and other requested matters. Members: The Special Committee held 1 meeting in 2003. Messrs. Boland (Chairman), Durham and Smith.

Nomination of Directors:	The Board does not have, and historically has never had, a nominating committee. The entire Board performs those duties. As noted in Board Organization above, the holders of our senior secured notes have the right to nominate a director in place of Mr. Boland, and those note holders have the right to control that nomination process. Moreover, due to the ownership of half of FINOVA’s common stock by Berkadia, assuming its members vote by consensus, it can effectively control the election of directors. As a result, the Board believes that creation of a nominating committee would not be in FINOVA’s best interests at this time. For the same reasons, the Board has not adopted minimum qualifications for directors, a nominating committee charter or procedures for the nomination process. FINOVA has not paid a fee to a third party to identify or evaluate potential nominees since the company emerged from the reorganization proceedings.

The Bylaws provide a process for shareholder nomination of directors. Shareholders seeking to nominate a director must provide the Secretary with advance notice of the intention to make a nomination at least 120 days prior to the anniversary of the mailing date of the previous year’s proxy statement, assuming the annual meeting date does not advance by more than 30 days. We received no director nominations by that deadline this year. If a special meeting were to be held to elect directors, shareholders would have to give the Secretary at least 30 days’ advance notice of a shareholder’s intent to nominate a director. The Bylaws specify information that must be included in the notices. Shareholders may contact the Secretary at the address noted above for a copy of the relevant bylaw provisions, or obtain a copy at www.finova.com.

Board Independence:	The Board has determined that Messrs. Boland, Durham and Morgan are independent under rules of the New York Stock Exchange. Due to relationships noted below under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” Mr. Smith may not satisfy the independence criteria. The Board deems it appropriate for him to serve on the Audit Committee due to his familiarity with FINOVA’s operations and financial circumstances and does not believe the potential conflict impairs his independence. The Leucadia affiliated directors, Messrs. Cumming, Steinberg, Mara, are not independent under those rules.

Retainer And Fees:	Non-employee directors receive a $30,000 annual retainer. Directors also receive $1,500 for each Board, committee or other meeting attended. In connection with his duties as a member of the Special Committee, Mr. Boland is authorized to receive a stipend at a rate of $2,500 per day for Special Committee business, other than Special Committee meetings. He did not receive any of those stipends in 2003. We reimburse directors for any expenses related to their Board service.

Communications with Board Members:	Security holders seeking to communicate with the Board or individual Board members may do so in writing, addressed to the Board or individual member(s), as appropriate, at the address noted on the first page of this Proxy Statement. Communications may also be forwarded to the Secretary for distribution to the Board members. The Secretary will forward all communications received that are addressed or expressly requested to be sent to one or more of the directors, other than advertisements, general solicitations of business, offensive materials, matters unrelated to FINOVA, or administrative or technical matters that are believed to be resolved to the sender’s satisfaction without board involvement. This policy does not apply to matters that are not deemed to be “security holder communications” under SEC rules, including shareholder proposals and related communications, as well as communications by note holders pursuant to the Indenture governing those notes.

-4

HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Committee:	The Human Resources Committee exercises authority as delegated by the Board regarding the compensation of executives. The Board delegated to the Chief Executive Officer and the Chief Operating Officer the authority to set compensation for non-executive officers and compensation other than salaries for executive officers, subject to the committee’s supervision.

Management Agreement:	As part of FINOVA’s reorganization, FINOVA and Leucadia entered into a management agreement that expires in 2011, at a cost of $8 million per year plus expense reimbursements. Pursuant to its terms and subject to the authority of the Board, Leucadia provides general management of FINOVA. Messrs. Cumming, Steinberg and Mara serve as executives of FINOVA for no additional compensation other than compensation paid to them as Board members.

Leucadia also provides other employees to assist FINOVA from time to time, also at no additional compensation other than expense reimbursements. The following discussion of compensation practices does not apply to the Leucadia personnel working for FINOVA.

Salaries:	For the remaining executives, Messrs Gray, Lieberman and Tashlik, FINOVA established their salaries after considering their duties, compensation history, and competitive salaries at alternative employers.

Annual Bonuses:	As part of the company’s compensation program, employees participate in a bonus program in which they are eligible for a year-end discretionary performance bonus that ranges from 0% to 200% of the employee’s target bonus. The target bonuses are set as a percentage of the person’s salary level, which percentage generally increases with the employee’s level in the company. Bonuses were paid based on a consideration of the participant’s and the company’s performance.

The target bonus levels for Messrs. Tashlik and Lieberman were equal to their base salary. They were paid at 140% and 152% of their respective targets. No target bonus level was established in advance for Mr. Gray. The Committee paid him a performance bonus of $600,000. It determined his bonus after considering his and FINOVA’s performance, his compensation history and his extraordinary efforts on behalf of FINOVA.

Severance Compensation:	Executive officers are eligible to receive severance compensation if they are involuntarily terminated other than for cause. Mr. Gray is eligible for severance compensation equal to approximately 2.2 years, Mr. Tashlik 1.8 years, and Mr. Lieberman 1.5 years of their respective base pay. FINOVA may supplement those amounts but may not reduce them below the current levels. They are also eligible for health insurance continuation for 18 months for Messrs. Gray and Tashlik and one year for Mr. Lieberman, as well as outplacement assistance. Mr. Tashlik is also eligible for continuation of life insurance and financial counseling for one year after termination.

Employee Trusts:	To help assure a stable workforce, which helps maximize the return to the creditors, the Board implemented two employee trusts to secure severance and bonus compensation owed to the employees. The trusts, which are described in “Employment Agreements” below, are applicable to all employees, not just executive officers.

Tax Code Concerns:	Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction for compensation paid to executives in excess of $1 million per year, with certain permitted exceptions. The Committee does not believe it was in FINOVA’s best interests to restrict the compensation programs to satisfy those requirements. The exceptions would have required, among other things, that we eliminate our flexibility to pay discretionary bonuses. Moreover, the current compensation program does not appear to trigger Section 162(m) considerations, in light of the company’s current tax situation.

Chef Executive Officer:	As noted above, Mr. Mara serves as Chief Executive Officer to FINOVA pursuant to the management agreement with Leucadia noted above. As an employee of Leucadia, he receives compensation from Leucadia and does not receive additional compensation from FINOVA, other than director’s compensation and expense reimbursements.

Conclusion:	We believe the executive team provided outstanding service to FINOVA, especially in light of the company’s financial condition. Employees at all levels are working hard to help liquidate assets to maximize return to our creditors. Their diligence often hastens their departure from the company. We believe that the compensation practices in place help assure a stable workforce, which helps to maximize the return to our creditors. We will work to assure the executive compensation programs continue to meet our strategic goals.

Kenneth R. Smith, Chairman

Thomas E. Mara

Joseph S. Steinberg

Members, Human Resources Committee

AUDIT COMMITTEE REPORT

The following report of our Audit Committee relates to our audited financial statements for the year ended December 31, 2003.

The Audit Committee reviewed and discussed our audited financial statements with management. Management has primary responsibility for FINOVA’s financial statements and the overall reporting process, including its system of internal controls.

We discussed with Ernst & Young, LLP, our independent accountants, the matters required to be discussed by Statement of Accounting Standards No. 61, Communications with Audit Committees, regarding the auditors’ judgments about the quality of our accounting principles, as applied in our financial reporting, as supplemented, SAS 99, Consideration of Fraud in a Financial Statement Audit, and SEC Rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

The Committee also received the written disclosure and the letter from Ernst & Young, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee discussed with Ernst & Young, LLP their independence.

Based on these reviews and discussions, we recommended to the Board that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

R. Gregory Morgan, Chairman

Thomas F. Boland

Kenneth R. Smith

Members, Audit Committee

PRINCIPAL AUDITOR FEES AND SERVICES

Audit and Related Fees:	The following table sets forth the total fees billed or expected to be billed by Ernst & Young, LLP for audit services rendered in connection with the audit of our financial statements for 2003 and 2002, and fees billed for other services rendered by that firm for those years:

	2003(1)	2002(1)
Audit Fees	$1,044,893	$1,055,606
Audit Related Fees(2)	57,500	56,000
Tax Fees(2)	23,023	32,086
All Other Fees(2)	0	46,258
Total Fees	$1,125,416	$1,189,950

(1)      The amount of fees listed for 2003 was reduced by $50,000 and for 2002 by $200,000. Ernst & Young, LLP agreed to those reductions in light of our financial condition and because the fees paid to it in the reorganization proceedings were higher than projected. In addition, Ernst & Young, LLP reduced it fees by $250,000 in connection with the 2001 audit, for a total savings to FINOVA of $500,000.

(2)      These services included audits of our benefit plans, advice on foreign tax and accounting issues, tax compliance and consulting, audits of our servicing unit, and similar matters. All of those services and fees were approved by the Audit Committee.

The Audit Committee has considered whether the provision of the non-audit services is compatible with the maintenance of the auditors’ independence.

PERFORMANCE GRAPH

Comparison of Cumulative Total Return Among

FINOVA, Standard & Poor’s 500 Index and S&P 500 Financial Index(1)

(1)      Assumes $100 invested on December 31, 1998 and dividends reinvested. Historical performance does not necessarily predict future results.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Compensation:	The following table summarizes the compensation we paid the Chairman, President, Chief Executive Officer and each of the three other most highly compensated executive officers as of the end of 2003, based on salary and annual bonus. Bonus totals also include amounts paid in 2004, which related to 2003 performance. Information is not included before the year a listed person became an executive officer.

SUMMARY COMPENSATION TABLE

Annual Compensation
Name and Principal Position	Year	Salary(1)	Retention & Performance Bonuses(1)(2)	Other Annual Compensation(3)	All Other Compensation
Ian M. Cumming Chairman	2003 2002 2001	*		$45,000 39,000 16,000
Joseph S. Steinberg President	2003 2002 2001	*		43,500 36,000 16,000
Thomas E. Mara Chief Executive Officer (since September 2002)	2003 2002	*		49,500 12,000
Glenn E Gray Chief Operating Officer (since May 2002)	2003 2002	$300,000 264,304	$600,000 675,405	115,360	$12,000 52,891
Stuart A. Tashlik Senior Vice President, Chief Financial Officer	2003 2002 2001	235,000 229,167 225,000	330,000 287,500 525,000		11,760 228,315 10,125
Richard Lieberman Senior Vice President, General Counsel and Secretary	2003 2002 2001	204,167 200,000 169,012	310,000 300,000 214,087		12,000 11,000 10,141

*       The services of our Chairman, President and Chief Executive Officer have been provided to FINOVA under a management agreement with Leucadia. As a result, they received compensation from Leucadia and have not received any salary or other compensation as employees of FINOVA. They received compensation as directors, including the retainer and meeting fees noted under “Board Compensation.” The management agreement is discussed in more detail in “Compensation Committee Interlocks and Insider Participation” below.

(1)      Includes deferred compensation, if any.

(2)      Bonuses are discretionary payments based on performance of the recipient. Amounts for 2003 include payments made in 2004 relating to 2003 performance.

(3)      Includes personal benefits we paid, including directors’ fees for Messrs. Cumming, Steinberg, and Mara.

Retirement Plans:	The following table shows the estimated annual retirement benefit payable to participants, including the non-Leucadia officers named in this proxy statement, for the average annual earnings and years of service indicated. It assumes retirement at age 65. We pay the retirement benefits under FINOVA’s Pension Plan. Leucadia personnel, including Messrs. Cumming, Steinberg and Mara, do not participate in FINOVA’s retirement plans.

PENSION PLAN TABLE

	Average Annual	Estimated Annual Retirement Benefits for Years of Service(2)(3)
	Compensation(1)	15	20	25	30	35(4)

	$125,000	$24,827	$33,103	$41,379	$49,655	$57,931

	150,000	30,452	40,603	50,754	60,905	71,056

	175,000	36,077	48,103	60,129	72,155	84,181

	200,000(5)	41,702	55,603	69,504	83,405	97,306

(1)      Consists of the employee’s average salary and bonus during the highest 5 years during the past 10 years before retirement, up to the maximum permitted for qualified plans. Salary and bonus for 2003 for the officers named in the Summary Compensation Table who participated in the Pension Plan are listed in that table. At year-end, the current average compensation for plan purposes was $180,000 for Mr. Gray, $180,000 for Mr. Tashlik and $179,802 for Mr. Lieberman.

	(2) Years of credited service: Mr. Gray (10), Mr. Tashlik (23) and Mr. Lieberman (11).

(3)      Benefits are computed on a single-life annuity basis. The benefits under the plan reflect a reduction to recognize some of the Social Security benefits expected to be received by the employee. The plan also provides for the payment of benefits to an employee’s surviving spouse. The table excludes adjustments for joint and survivorship provisions, which would reduce the amounts shown. Benefits generally vested after five years of service, except the plan has experienced a partial plan termination, so employees terminated after that event but prior to reaching 5 years become vested upon their termination. The plan provides for reduced early retirement benefits. Prior plan formulas provide for different benefits. Employees accruing benefits under the prior or the prior and current formulas may receive benefits different from those listed in the table above.

	(4) The Pension Plan benefit formula limits the years of service for plan purposes to a maximum of 35 years.
	(5) The maximum annual compensation to be included in the plan in 2003 was $200,000.

	EMPLOYMENT AGREEMENTS

Management Agreement:	Leucadia National Corporation manages FINOVA under the Management Services Agreement entered into between our companies. That agreement is described more fully below in “Compensation Committee Interlocks and Insider Participation.”

Severance Obligations and Severance and Bonus Trusts:	Messrs. Gray, Tashlik and Lieberman participate in severance agreements that provide severance benefits if the executive is terminated involuntarily other than for cause, in exchange for a release of liability. Mr. Gray would be paid severance equal to approximately 2.2 years, Mr. Tashlik 1.8 years, and Mr. Lieberman 1.5 years of their respective base pay. Participants would also receive financial counseling, outplacement services, health and life insurance benefits for 18 months for Messrs. Gray and Tashlik and one year for Mr. Lieberman.

	The Board established and funded two trusts to secure the Company’s obligations to all of its employees for severance and bonuses. The Trustee of both trusts is Atlantic Trust Company. One trust (the “US Severance Trust”) secures the severance and related medical insurance and outplacement obligations for the US employees. The US Severance Trust pays terminated employees their severance benefits if they are otherwise eligible to receive severance from FINOVA and enter into a release of liability, as is required by FINOVA policy.

	The other trust (the “Bonus Trust”) secures the bonus obligations for all employees and the severance obligations for the employees based in the United Kingdom. The trust provides that if the Company does not pay the bonus or UK severance payments, the employees can request that the Trustee pay those amounts from the trust, pursuant to procedures established in the Trust Agreement.

FINOVA funded these trusts with a total of approximately $24 million, which approximated the estimated liability due under those programs and is not in addition to amounts that would otherwise be due.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Berkadia LLC, Berkshire Hathaway Inc. and Leucadia National Corporation:	Mr. Cumming is the Chairman of the Board of Leucadia and Mr. Steinberg is a director and President of Leucadia. Each beneficially owns in excess of 10% of the outstanding common shares of that company. Mr. Mara is Executive Vice President of Leucadia.

Leucadia manages FINOVA pursuant to the Management Services Agreement, which was originally entered into in February 2001, before FINOVA commenced the reorganization proceedings. The management agreement expires in 2011 and provides that Leucadia will appoint the Chairman, President and other officers as it deems necessary to fulfill its duties. Leucadia will generally manage our affairs, subject to direction by the Board of Directors.

The management agreement was entered into in 2001 simultaneously with the execution of a $6 billion loan commitment from Berkadia LLC, a joint venture between Berkshire Hathaway Inc. and Leucadia. As part of that transaction, FINOVA paid Berkadia $120 million in commitment and funding fees. Berkadia loaned FINOVA $5.6 billion in August 2001 to finance FINOVA’s plan of reorganization. The Berkadia loan bore annual interest at the London Interbank Offered Rate plus 2.25%. Interest was payable monthly. The loan was scheduled to mature in 2006, but principal was to be repaid earlier if excess cash was available, as set forth in FINOVA’s credit agreements. The Berkadia loan was repaid in full in February 2004.

When the Berkadia loan was made, FINOVA issued to Berkadia sufficient common stock in FINOVA to result in Berkadia holding 50% of the total number of outstanding shares of common stock upon emergence from the reorganization proceedings, as required by the plan of reorganization. The management fee to Leucadia, the fees paid to Berkadia, the issuance of the stock and the terms of the Berkadia loan were approved by the bankruptcy court overseeing FINOVA’s reorganization.

FINOVA pays Leucadia $8 million each year for management fees under the Management Services Agreement. Fees are paid quarterly. As of the Record Date, FINOVA has paid Leucadia $2 million of management fees in 2004. Leucadia has advised us that the $8 million annual management fee is shared equally with Berkshire Hathaway under the terms of the Berkadia LLC operating agreement.

We do not pay compensation for the services of Messrs. Cumming, Steinberg and Mara or any of Leucadia’s other personnel providing service, except for the management fee noted above. Under the management agreement, we pay reasonable out-of-pocket expenses incurred by those individuals. We also pay Messrs. Cumming, Steinberg and Mara directors’ fees for their service as directors.

During 2003, FINOVA repaid $1.65 billion of principal and approximately $47.2 million of interest and fees to Berkadia on the Berkadia loan. It also paid Berkadia approximately $6.4 million for its share of the net interest savings on repurchases of New Senior Notes. The terms of the Berkadia loan and that note repurchase program are described more fully in FINOVA’s Annual Report on SEC Form 10-K enclosed with this Proxy Statement. The remainder of the Berkadia loan ($525 million) was repaid by February 2004, along with accrued interest, fees and the last payment of net interest savings of $3.9 million, collectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Morgan:	Mr. Morgan is a partner in the law firm of Munger, Tolles & Olson LLP. That firm serves as counsel to Berkshire Hathaway Inc. and Berkadia LLC.

Mr. Boland:	Mr. Boland was a former executive with Citibank, N.A., which was a lender and agent bank on some of FINOVA Capital’s former bank credit facilities. Its affiliates also previously served as underwriter for some of FINOVA Capital’s former senior debt offerings. Those facilities were terminated in connection with FINOVA’s emergence in the reorganization proceedings. Mr. Boland was appointed to FINOVA’s Board of Directors as the designee of the creditors’ committee in those proceedings, which was given the right under the plan of reorganization to appoint one director. FINOVA’s Bylaws provide that our Board will renominate him each year as a director so long as at least $500 million of our 7.5% senior secured notes remain outstanding, unless a majority of the note holders request nomination of a different director, pursuant to procedures set forth in the Bylaws. The Board has renominated Mr. Boland for election as a Board member.

Mr. Smith:	Mr. Smith serves as Chairman and Chief Executive Officer of GroupSystems.com, Inc., formerly known as Ventana Corporation, which markets interactive computer systems software and services. FINOVA Capital owns 600,000 shares of GroupSystems’ common stock, representing approximately 6.5% of its common stock, plus warrants for an additional 7% of its stock. In addition, FINOVA Capital granted GroupSystems a $1,000,000 line of credit, which was converted in 2000 into a term loan for $870,000. That loan has an outstanding balance of approximately $200,000 as of March 15, 2004. The loan matured on December 31, 2002, and was subsequently extended until December 31, 2003. GroupSystems failed to repay amounts due at that time. FINOVA is in negotiations with the borrower. The line of credit to GroupSystems and the purchase of shares were granted before Mr. Smith became a member of our Board. The line of credit was made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all SEC stock ownership reports required to be filed by those reporting persons during 2003 were timely made.

FINOVA SHARE OWNERSHIP

The following tables list our share ownership for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the first table is as of the latest reports by those entities received by us. That table lists the beneficial owners of at least 5% of our shares. Information in the second table is as of the Record Date.

CERTAIN BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares
Berkshire Hathaway Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131	30,510,290.5	25%

Leucadia National Corporation 315 Park Avenue South New York, NY 10010-3679	30,510,290.5	25%

(1)      These shares are owned by an affiliate of Berkadia LLC, a joint venture beneficially owned, through subsidiaries, by Berkshire and Leucadia. Pursuant to the terms of the operating agreements governing Berkadia and its direct members, these shares are to be voted in a manner as determined unanimously by Berkshire and Leucadia. If unanimity cannot be achieved, the shares owned by Berkadia are to be voted 50% as directed by Berkshire and 50% as directed by Leucadia.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Position(s)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
Thomas F. Boland	Director	0
Ian M. Cumming	Director and Chairman	(1)
G. Robert Durham	Director	0
Thomas E. Mara	Director and Chief Executive Officer	0
R. Gregory Morgan	Director	0
Kenneth R. Smith	Director	0
Joseph S. Steinberg	Director and President	(1)
Glenn E. Gray	Chief Operating Officer	0
Richard Lieberman	Senior Vice President, General Counsel and Secretary	0
Stuart A. Tashlik	Senior Vice President, Chief Financial Officer	757	*
Directors and Executive Officers, as a group (10 persons)		757 (1)	*

* Less than one percent.

(1)      Does not include any interest in 30,510,290.5 shares (25%) of FINOVA’s common stock that Leucadia may be deemed to beneficially own under SEC Rule 13d-3 by virtue of its indirect membership interests in an affiliate of Berkadia LLC. Together with certain family members, Mr. Cumming and Mr. Steinberg beneficially own approximately 13.2% and 13% of Leucadia’s common stock, respectively. By virtue of their beneficial ownership of Leucadia, they may be deemed to be the indirect beneficial owners of their pro rata share of the FINOVA common stock beneficially owned by Leucadia.

12

VOTING PROCEDURES / REVOKING YOUR PROXY

You can vote by telephone, the internet, mail, or in person. We encourage you to vote by telephone or the internet to help save money.

You can vote your shares by telephone, the internet, mail or in person at the meeting. Your proxy card contains instructions for voting by telephone or the internet. Voting by telephone or the internet are the least expensive and fastest methods of voting.

To vote by mail, complete and sign your proxy card—or your broker’s voting instruction card if your shares are held by your broker—and return it in the enclosed business-reply envelope.

To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A quorum is present if at least a majority of the outstanding shares on the Record Date (61,020,582 shares) are present in person or by proxy. All other matters submitted to you at the meeting will be decided by a majority of the votes cast on the matter, provided a quorum exists, except as otherwise provided by law or our Certificate of Incorporation or Bylaws.

Those who fail to return a proxy (including broker non-votes) or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum for that matter, and their proxies will not affect determination of a plurality. Those abstentions, however, will not count towards achievement of a majority.

If you are a participant in our Savings Plan, the proxy will represent the number of shares in your plan account as well as shares registered in your name. The proxy will also serve as a voting instruction to the trustees of that plan for the plan shares. If you do not vote your shares, the trustees will not vote plan shares on your behalf.

The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

You can change your mind after sending in a proxy until the meeting, by following these procedures.

Proxies may be revoked if you:

•      Deliver a signed, written revocation letter, dated later than the proxy, to R. Lieberman, Secretary, at 4800 N. Scottsdale Road, Scottsdale, AZ 85251-7623;

•      Deliver a signed proxy, dated later than the first one, to Computershare Investor Services, Proxy Unit, P.O. Box 1878, Chicago, IL 60690-1878.

•      Vote your shares by telephone or the internet differently than you did originally, using the same procedures for those methods; or

•      Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Proxy Solicitation:	Our employees may solicit proxies for no additional compensation. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

13

SUBMISSION OF SHAREHOLDER PROPOSALS

From time to time, shareholders seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at the annual meeting. To be included in the Proxy Statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements, such as applicable SEC rules. In accordance with our Bylaws and those rules, we must receive proposals for the 2005 annual meeting no later than December 13, 2004, for possible inclusion in the Proxy Statement or for possible consideration at the meeting. Direct any proposals, as well as related questions, to the undersigned.

ANNUAL REPORT ON FORM 10-K AND SHAREHOLDERS SHARING AN ADDRESS

A copy of FINOVA’s 2003 Annual Report on SEC Form 10-K is enclosed with this Proxy Statement. Shareholders or other interested persons may request another free copy of FINOVA’s 2003 Annual Report on Form 10-K to the Securities and Exchange Commission upon written request to Shareowner Services, The FINOVA Group Inc., 4800 N. Scottsdale Road, Scottsdale, Arizona 85251-7623. You may also obtain our SEC filings through the internet at www.sec.gov or our website www.finova.com.

If multiple shareholders reside at the same address, we may have sent one copy of the 2003 Annual Report. If you wish to receive a separate copy now or in the future, you may write or call us at the address noted above and we will forward one.

OTHER BUSINESS

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By order of the Board of Directors. Richard Lieberman Senior Vice President General Counsel and Secretary

PLEASE VOTE—YOUR VOTE IS IMPORTANT

14

Appendix A

AUDIT COMMITTEE PRE-APPROVAL POLICIES FOR

NON-AUDIT SERVICES

Purpose of the Procedures/Amendments: These procedures are implemented to comply with the requirements of applicable SEC rules governing Audit Committee approval of non-audit services to this Corporation and any of its subsidiaries (“FINOVA”) rendered by the independent auditors to this Corporation (the “Auditors”). To the extent these procedures do not comply with those requirements, the procedures will be automatically be deemed to be amended to comply with those requirements in a manner that most closely reflects the intent of the invalid provision. The use of the term “non-audit services” in these procedures is intended to cover all services that are not considered to be “audit services” pursuant to SEC rules. The Chairman of this Committee shall have authority to approve the form of any such modifications after consultation with the other members of this Committee.

Non-Audit Services Authorized: The Auditors may engage in any of the following non-audit services, provided that the amount of fees generated pursuant to all those services does not exceed 20% of the total amounts estimated to be billed in connection with the audit services to be rendered by the Auditors in that fiscal year without prior Committee approval. The following services are approved, provided that those services are generally of the same nature and of the approximate scope as those services have been performed by the auditors previously on behalf of this Corporation:

•	Tax Services (including compliance, planning, and advisory services)

•	Securitization-Related Services

•	Lease Analysis Services

•	Reviewing Servicing Operations (SAS 70)

•	Diligence in Portfolio Divestitures/Acquisitions

•	Assistance in Accounting, Tax and Regulatory Compliance for Foreign Operations/Investments

•	Services Required for Regulatory Compliance

•	Performance of Agreed Procedures

•	Assistance or consulting in disputes and litigation to the extent not prohibited by SEC regulations

•	Auditing or Reviewing Benefit Plans

•	Auditing of subsidiaries and repossessed assets

•	On-Line Electronic Research Database

Additional Non-Audit Service Approval Procedures:

Committee Member Approval: Any member of this Committee that is independent, as defined in applicable SEC rules, may authorize additional non-audit services, provided that those services are permitted to be performed by the Auditors pursuant to applicable SEC regulations. The request for authorization shall be accompanied by a description that details the particular service(s) to be provided, including (a) whether the service(s) have been previously performed by the auditors, (b) the nature of the services to be rendered, (c) an estimate of the fees and costs to be incurred or a proposed maximum approval level and (d) other details of those services. The Committee members may not delegate that approval authority to management, except as permitted by the following section.

De Minimis Approval: Management of this Corporation may authorize additional non-audit services so long as those services comply with the SEC’s de minimis exception contained in 17 CFR 210.2-01(c)(7)(i)(C) or successor provisions, including the requirement that such services in the aggregate not exceed 5% of the fees to be billed by the Auditors during that fiscal year.

Report to the Committee: Management shall report to the Audit Committee at each meeting if any additional non-audit services were approved pursuant to the above procedures and their scope.

The FINOVA Group Inc.

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the election of the seven directors named below, whose terms expire in 2005 or until their successors are elected:

For Withhold For Withhold

01—Thomas F. Boland 02—Ian M. Cumming 03—G. Robert Durham 04—Thomas E. Mara

05—R. Gregory Morgan 06—Kenneth R. Smith 07—Joseph S. Steinberg

B Non Proposal

1. CONSENT/HOUSEHOLDING ELECTION

Please do not mail future Annual Reports/Proxy Statements/Information Statements and other shareholder publications to this account. Multiple copies are received at this address/household (see back for details).

In their discretion, the Proxies may vote on any other business that properly comes before the meeting. This proxy when properly executed will be voted as instructed above by the undersigned stockholder. If no marking is made, this proxy will be deemed to be direction to vote FOR proposal 1, unless otherwise determined by the Board of Directors or the Proxies.

C Authorized Signatures—Sign Here—Unless voting by telephone or the internet, this section must be completed for your instructions to be executed.

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in the entity’s full name by an authorized officer. Please date the proxy.

Signature 1—Please keep signature within the box

Signature 2—Please keep signature within the box

Date (mm/dd/yyyy)

Proxy/Voting Instruction Card—The FINOVA Group Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

c/o Computershare Investor Services

2 North LaSalle Street, Chicago, IL 60602

I (whether one or more of us) appoint Ian M. Cumming, Thomas E. Mara and Joseph S. Steinberg, and each of them, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the Annual Shareholders Meeting of The FINOVA Group Inc. (“FINOVA”). The meeting is scheduled for May 12, 2004, but this proxy includes any adjournment(s) of that meeting. The Proxies may vote on my behalf as if I were personally present at the meeting. This card also provides voting instructions (for shares held in my account, if any) to the trustees of FINOVA’s Savings Plan.

IF VOTING BY MAIL, PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

HOUSEHOLDING ELECTION

IMPORTANT NOTICE

MULTIPLE COPIES OF MAILINGS TO HOUSEHOLD

The Securities and Exchange Commission allows multiple stockholders residing at the same address the convenience of receiving a single copy of proxy statements, annual reports and other stockholder information if they consent to do so. This is known as “Householding.” This will allow us to save money by reducing the number of documents we must print and mail, and will help protect the environment as well.

By checking this box, you are consenting to our mailing of proxy statements, annual reports and other stockholder information only to the one account in your household for which the box was not checked. We will continue to separately mail a proxy card for each registered stockholder account. Your consent will be perpetual unless you revoke it, which you may do at any time by calling us at 1-888-445-6428 (toll free), or writing to us at Computershare Investor Services, Attn: Proxy Unit, P.O. Box 1878, Chicago, IL 60690-1878. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice.

We encourage you to participate in this program by checking the “Consent/Householding Election” box on the proxy card, for all but one of your stockholder accounts.

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

We encourage you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or internet vote authorizes the Proxies to vote your shares in the same manner as if youmarked, signed, and returned your proxy card. To vote by telephone or internet, read the Proxy Statement, then follow these easy steps:

To vote using the Telephone (within U.S. and Canada)

• Call toll free 1-877-487-1350 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the recorded message.

To vote using the Internet

• Go to the following web site:

WWW.COMPUTERSHARE.COM/US/PROXY

• Enter the information requested on your computer screen and follow the simple instructions.

IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Proxies submitted by telephone or the Internet must be received by 1:00 A.M., Central Time, on May 12, 2004.

THANK YOU FOR VOTING